LookSmart Appoints New Chief Financial Officer

SAN FRANCISCO, December 20, 2007--LookSmart, Ltd. (NASDAQ: LOOK), an online advertising and technology solutions company, today announced the appointment of William Bush as Chief Financial Officer of the Company, effective today. Mr. Bush brings to LookSmart over 20 years of senior corporate finance and accounting experience for public companies within the digital media and enterprise software technology industries.

"We are very excited and fortunate to have Bill join the executive management team at LookSmart," commented Ted West, Chairman and Interim Chief Executive Officer. "Bill brings strong financial planning and management, investor relations, operations, mergers and acquisitions and public company credentials to LookSmart. We are confident that Bill will be a strong resource as we continue to focus, grow the value of LookSmart and position LookSmart for long-term, sustainable profitability. I look forward to working closely with Bill to further define, execute, and achieve our strategic and financial objectives."

Prior to joining LookSmart, Mr. Bush served as Chief Financial Officer of ZVUE Corporation (NASDAQ: ZVUE), a digital mobile media company where he was responsible for managing the company's entire financial operations during a period of substantial growth. From September 2002 to December 2005, he was Chief Financial Officer of International Microcomputer Software, a leading publisher of software products in the precision design and consumer software market. In this capacity, Mr. Bush was responsible for all finance and accounting functions, SEC reporting, investor relations, operations, information technology and human resources. Previously, Mr. Bush was one of the founding members of Buzzsaw.com, a provider of online collaboration, printing and procurement applications for the design, construction, and property management industry; Corporate Controller of Autodesk, Inc., a leader in the distribution of software products and services for the global design industry; and in public accounting and audit management roles at both PricewaterhouseCoopers and Ernst & Young. Mr. Bush currently serves on the Board of Towerstream Corporation (NASDAQ: TWER), a fixed wireless service provider, and FindEx.com (OTC BB: FIND) a Bible study software provider. Mr. Bush holds a B.S. degree in Business Administration from the University of California at Berkeley and is a Certified Public Accountant in the state of California.

About LookSmart, Ltd.

LookSmart is an online advertising and technology company that provides performance solutions for online advertisers and publishers. LookSmart offers advertisers targeted, pay-per-click (PPC) search advertising, contextual search advertising, and display banner advertising via its Advertiser Networks; and an Ad Center platform for customizable private-label advertiser solutions for online publishers. LookSmart is based in San Francisco, California. For more information, visit www.looksmart.com or call 415-348-7500.

Forward-Looking Statements

This press release contains forward-looking statements, such as references to our future business investments and potential for growth and profitability. These statements, including their underlying assumptions, are subject to risks and uncertainties and are not guarantees of future performance. Results may differ due to various factors such as the possibility that we may fail to preserve our expertise in online advertising and social bookmarking product development, that existing and potential distribution partners may opt to work with, or favor the products of, competitors if our competitors offer more favorable products or pricing terms, that we may be unable to grow sources of revenue other than our listings revenue, that we may be unable to attain or maintain customer acceptance of our publisher solutions products, that changes in the distribution network composition may lead to decreases in traffic volumes, that we may be unable to improve our match rate, average revenue per click, conversion rate or other advertiser metrics, that advertisers may decide to reduce spending or terminate their relationships with us or our partners, that we may be unable to achieve operating profitability, that we may be unable to attract and retain key personnel, or that we may have unexpected increases in costs and expenses. In addition, you should read the risk factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, filed with the Securities and Exchange Commission.

The statements presented in this press release speak only as of the date of the release. Please note that except as required by applicable law we undertake no obligation to revise or update publicly any forward-looking statements for any reason.

NOTE: "LookSmart" is a trademark of LookSmart, Ltd., and/or its subsidiaries in the U.S. and other countries. All other trademarks mentioned are the property of their respective owners.

Investor Contacts:

Ted West, Interim President & Chief Executive Officer

LookSmart Ltd.

415.348.7500

twest@looksmart.net

Laura Foster

ICR, Inc.

310.954.1100

laura.foster@icrinc.com